PRO FORMA VALUATION REPORT FIRST PACTRUST BANCORP, INC. PROPOSED HOLDING COMPANY FOR PACIFIC TRUST BANK Chula Vista, California Dated As Of: March 15, 2002

Prepared By:

RP Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

RP FINANCIAL, LC. Financial Services Industry Consultants

March 15 ,2002

Board of Directors
Pacific Trust Bank
610 Bay Boulevard
Chula Vista, California 91910

Gentlemen:

          At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion of Pacific Trust Bank, Chula Vista, California ("Pacific Trust" or the "Bank"). The common stock issued in connection with the Bank's conversion will simultaneously be acquired by a holding company, First PacTrust Bancorp, Inc. ("Bancorp"). Pursuant to the Plan of Conversion, the common stock will be offered to depositors of the Bank, the Bank's employee stock ownership plan (the "ESOP") directors, officers and employees of the Bank, members of the local community and the public at large (the Subscription and Community Offerings).

          This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the OTS, most recently updated as of October 21, 1994. Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the OTS, dated as of October 21, 1994; and applicable regulatory interpretations thereof.

Description of Reorganization

          The Board of Directors of the Bank has adopted a plan of conversion pursuant to which the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and issue all of its outstanding shares to Bancorp. First PacTrust Bancorp will sell in the Subscription and Community Offerings, Holding Company common stock in the amount equal to the appraised value of the Bank. Immediately following the conversion, the only significant assets of Bancorp will be the capital stock of the Bank and the net conversion proceeds remaining after purchase of the Bank's common stock by Bancorp. First PacTrust Bancorp will use 50 percent of the net conversion proceeds to purchase the Bank's common stock. A portion of the net conversion proceeds retained by Bancorp will be loaned to the ESOP to fund the ESOP's stock purchases in the offering, and the remainder will be reinvested into investment securities.

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Board of Directors
March 15, 2002

RP Financial, LC.

          RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of related business plans, we are independent of the Bank and the other parties engaged by Pacific Trust to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

          In preparing our appraisal, we have reviewed Pacific Trust's application for Approval of Conversion, including the Proxy Statement, as filed with the OTS, and Bancorp's Form S-1 registration statement as filed with the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Pacific Trust's management; Crowe, Chizek & Company, LLP, the Bank's independent auditor; Silver Freedman & Taff, L.L.P., Pacific Trust's conversion counsel; and Keefe, Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with Bancorp's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

          We have investigated the competitive environment within which Pacific Trust operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment and analyzed the potential impact on Pacific Trust and the industry as a whole. We have analyzed the potential effects of conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value of First PacTrust Bancorp. We have reviewed the economy in the Bank's primary market area and have compared Pacific Trust's financial performance and condition with selected publicly-traded thrift institutions with similar characteristics as the Bank, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts.

          Our Appraisal is based on Pacific Trust's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditors, nor did we independently value the assets or liabilities, on or off balance sheet, of the Bank. The valuation considers Pacific Trust only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Board of Directors
March 15, 2002

          Our appraised value is predicated on a continuation of the current operating environment for Pacific Trust and for all thrifts. Changes in the local, state and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that Pacific Trust intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

          Pro forma market value is defined as the price at which First PacTrust Bancorp's stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

          It is our opinion that, as of March 15, 2002, the aggregate pro forma market value of Bancorp's common stock, is $31,000,000 at the midpoint, equal to 3,100,000 shares, based on an offering price per share value of $10.00. The resulting range of value pursuant to regulatory guidelines, and the corresponding number of shares based on the Board determined $10.00 per share offering price, is set forth below.

Valuation Range	Offering Amount	Total Shares Issued
Minimum	$26,350,000	2,635,000
Midpoint (Appraised Value)	$31,000,000	3,100,000
Maximum	$35,650,000	3,565,000
Supermaximum	$40,997,500	4,099,750

Limiting Factors and Considerations

          Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

          RP Financial's valuation was determined based on the financial condition and operations of Pacific Trust as of December 31, 2001, the date of the financial data included in the regulatory applications and prospectus.

Board of Directors
March 15, 2002

          RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

          The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,
RP FINANCIAL, LC.

Ronald S. Riggins President and Managing Director

James P. Hennessey Senior Vice President

TABLE OF CONTENTS
PACIFIC TRUST BANK
Chula Vista, California

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Conversion		1.2
Strategic Overview		1.3
Balance Sheet Trends		1.6
Income and Expense Trends		1.10
Interest Rate Risk Management		1.14
Lending Activities and Strategy		1.15
Asset Quality		1.18
Funding Composition and Strategy		1.19
Legal Proceedings		1.20

CHAPTER TWO	MARKET AREA

Introduction		2.1
Market Area Demographics		2.5
Local Economy/Largest Employers		2.7
Employment Projections		2.9
Real Estate Markets		2.11
Competition		2.14

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Financial Condition		3.7
Income and Expense Components		3.10
Loan Composition		3.12
Credit Risk		3.14
Interest Rate Risk		3.14
Summary		3.17

RP Financial, LC.
TABLE OF CONTENTS
PACIFIC TRUST BANK
Chula Vista, California
(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction			4.1
Appraisal Guidelines			4.1
RP Financial Approach to the Valuation			4.1
Valuation Analysis			4.2
1.	Financial Condition		4.3
2.	Profitability, Growth and Viability of Earnings		4.4
3.	Asset Growth		4.5
4.	Primary Market Area		4.5
5.	Dividends		4.7
6.	Liquidity of the Shares		4.8
7.	Marketing of the Issue		4.9
	A.	The Public Market	4.9
	B.	The New Issue Market	4.15
	C.	The Acquisition Market	4.16
8.	Management		4.18
9.	Effect of Government Regulation and Regulatory Reform		4.18
Summary of Adjustments			4.19
Valuation Approaches			4.19
1.	Price-to-Earnings ("P/E")		4.20
2.	Price-to-Book ("P/B")		4.21
3.	Price-to-Assets ("P/A")		4.22
Comparison to Recent Conversions			4.22
Valuation Conclusion			4.22

RP Financial, LC.

LIST OF TABLES
PACIFIC TRUST BANK
CHULA VISTA, CALIFORNIA

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	1.7
1.2	Historical Income Statements	1.11

2.1	Summary Demographic Data	2.3
2.2	Major Employers in San Diego and Riverside Counties	2.8
2.3	Unemployment Trends	2.9
2.4	Employment Projections	2.10
2.5	Deposit Summary for San Diego and Riverside Counties	2.15

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.8
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.11
3.4	Loan Portfolio Composition and Related Information	3.13
3.5	Credit Risk Measures and Related Information	3.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.16

4.1	Peer Group Market Area Comparative Analysis	4.6
4.2	Market Area Unemployment Rates	4.7
4.3	Pricing Characteristics and After-Market Trends	4.17
4.4	Public Market Pricing	4.24

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I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

          Pacific Trust Bank ("Pacific Trust" or the "Bank") is a federally-chartered mutual savings bank operating eight office locations in the greater metropolitan area of San Diego, California. The Bank's main office in Chula Vista is located approximately 10 miles south of downtown San Diego, while the remaining offices are located throughout San Diego County and, to a lesser extent, Riverside County. Certain locations reflect the Bank's former credit union corporate affiliation with Goodrich Aerostructures Group ("Goodrich"), a division of Goodrich Corporation (formerly Rohr, Inc. or "Rohr", until the 1997 merger). Goodrich is primarily engaged in the manufacture of aerospace structures including jet nacelles and pylons in the San Diego area.

          The Bank was originally chartered as a federal credit union in 1941 in affiliation with Rohr. As the field of membership expanded over time, Rohr Employees Federal Credit Union changed its name to Pacific Trust Federal Credit Union. Pacific Trust completed a charter change from a federal credit union to a mutual federal savings bank on January 1, 2000 (the "Charter Conversion"), and has since been regulated by the Office of Thrift Supervision ("OTS"). The Bank is currently a member of the Federal Home Loan Bank ("FHLB") system. The Bank's deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

          The Charter Conversion was pursued to broaden the customer base beyond the authorized field of membership to include the general public in San Diego and Riverside Counties. Such customer diversification has reduced the exposure to volatility in the aerospace sector. Over the years, the Bank has evolved into a full-service, multi-branch institution serving the greater San Diego area. The Bank's limited operations to date as a federal savings bank have been characterized by growth in both deposits and loans. As would be expected, the Bank's profitability today reflects its status as a taxable institution, resulting in a less profitable posture than prior to the Charter Conversion. To some degree, the Bank's current profitability also reflects the expense of transitioning from a corporate credit union to a community-based thrift.

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As of December 31, 2001, the Bank maintained $310.1 million in assets, $252.0 million in deposits and $28.8 million in equity, equal to 9.3% of assets. For the 12 months ended December 31, 2001, the Bank reported net income of $2.1 million, equal to 0.68% of average assets.

Plan of Conversion

          On March 1, 2002, the Board of Directors adopted a plan to reorganize as a unitary thrift holding company (the "Reorganization"), whereby Pacific Trust will become a wholly-owned subsidiary of First PacTrust Bancorp, Inc. ("Bancorp") and Bancorp will conduct an offering of its common stock. Concurrent with the Reorganization, Bancorp will retain approximately 50% of the net conversion proceeds, and the balance will be downstreamed to the Bank. It is not currently anticipated that the Bancorp will engage in any significant business activity other than ownership of the subsidiary bank and management of the net proceeds retained at the holding company level. The assets and liabilities of the stock subsidiary will be substantially equivalent to those of Pacific Trust prior to the Reorganization, before incorporating the impact of the conversion transaction.

          The conversion offering is expected to provide the capital necessary to facilitate continued expansion and diversification. The conversion also provides the opportunity for local stock ownership, which may enhance the financial success of the Bank if local shareholders become/remain customers and promote the Bank's products and services.

          The near term deployment of the net offering proceeds is anticipated to be as follows.

Bancorp. Bancorp is expected to retain up to 50% of the net proceeds of the offering including the proceeds to fund the loan to the ESOP, with the remaining funds downstreamed to the Bank for reinvestment in interest-earning assets. The remaining funds are expected to be initially invested in high quality investment securities with relatively short duration.

Over time, Bancorp funds will be utilized for various corporate purposes, including the possible payment of regular and/or special cash dividends, acquisitions, infusing additional equity into the Bank and/or repurchases of common stock. Dividends are expected to be paid to Bancorp from the Bank, provided the Bank remains well-capitalized.

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Pacific Trust. At least 50% of the net proceeds will be infused into the Bank in exchange for all of the Bank's stock. The net investable cash proceeds are expected to be lower based on expectations of deposit withdrawals to fund stock purchases. Cash proceeds infused into the Bank will initially become part of general funds, which are expected to be initially invested into cash and short-term investments pending reinvestment into whole loans and the Bank's regular investment activities.

          On a pro forma basis, Pacific Trust is expected to have a capital ratio above regulatory requirements. The Board of Directors has determined to pursue a strategy of controlled growth in order to maintain well-capitalized status, with growth expected to be funded primarily through local retail deposit growth. Bancorp may also consider various capital management strategies if appropriate to assist in the long-run objective of increasing return on equity.

Strategic Overview

          Pacific Trust operates as a community-oriented financial institution, with its primary focus on meeting the mortgage and retail deposit needs of the local community in San Diego and Riverside Counties. In the face of intense competition from conforming mortgage lenders, the Bank's lending strategy focuses on two population groups: the low to moderate income population, primarily through multifamily lending whereby affordable rental rates are offered; and, the upper income population, particularly through jumbo and super jumbo residential mortgage lending. Such lending is largely focused on sales of existing units. Additionally, construction and consumer lending has been an important albeit smaller component of the Bank's historical lending operations.

          The Bank's 1-4 family lending is conducted through direct solicitation techniques utilizing targeted marketing, the Internet and through certain real estate and mortgage broker industry relationships maintained by its executive and lending staff. At the present time, the majority of the Bank's loan volume is derived from brokers and other 3rd party lenders, who take applications consistent with the Bank's lending programs. These applications are submitted to the Bank for underwriting and funding decisions. Currently, the majority of the applications are from three brokers. Loans are also acquired through bulk purchases from, and participations with, other lenders.

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          The Bank originates and purchases non-conforming loans for portfolio, and these loans currently represent a majority of the 1-4 family portfolio. Such loans are typically non-conforming due to the size of the loan (i.e., jumbo or super jumbo mortgages) or other characteristics (i.e., negative amortization loans whereby the loan payment may not cover the principal and interest and the difference is added to the loan balance). Although non-conforming with agency standards, the Bank does not believe the credit risk profile of such loans are significantly higher than conforming 1-4 family loans. At the same time, the Bank's rapid growth since the Charter Conversion has resulted in limited seasoning on a large portion of the portfolio.

          Operations have been primarily funded with retail deposits attracted from the local area, and, to a lesser extent, borrowed funds. Past operations as a credit union have resulted in a predominantly retail deposit portfolio, with core deposits, such as passbook, money market and non-interest checking accounts, representing more than 50% of current deposits. While these core deposits provide a stable low cost deposit base, they require a higher level of customer service relative to certificates of deposit ("CDs").

          In the first year following the Charter Conversion, Pacific Trust expanded at a relatively rapid pace, in part due to favorable market conditions and the demand for the types of loans offered by the Bank. Growth was more limited in fiscal 2001, as Pacific Trust realized high loan repayment rates and was reluctant to invest free cash flow into low yielding long term mortgages which were predominant in the market. The Bank will continue to seek to grow at a moderate to strong pace, facilitated by the Bank's position as one of three locally-owned and operated savings banks in San Diego County. In order to enhance the ability to grow, Pacific Trust opened a new branch office in San Diego in early March 2002 and plans on opening additional branches over the next couple of years. Future branch locations are expected to be primarily "fill-in" branches in the greater San Diego metropolitan area.

          Despite the growth and customer diversification since the Charter Conversion, a large portion of the Bank's customers, particularly deposit customers, continue to be employees of Goodrich. Goodrich has announced a substantial downsizing of its workforce, in the range of 20% of its workforce during coming months, potentially including employees in southern California. Historically, such workforce downsizing led to significant deposit withdrawals as

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Page 1.5

well as increased loan delinquencies and loan losses. While the recent diversification of the customer base is expected to temper the impact of such job losses on the Bank, Pacific Trust may still be impacted to a greater extent than other local banks and thrifts of such downsizing.

          Today, the Bank offers a broader array of banking services, including: (1) a wide variety of retail deposits products and related services (ATM and debit cards, safe deposit boxes, wire transfers, online banking and telephone banking); and (2) a variety of lending programs, including fixed and adjustable residential and commercial mortgage lending and consumer lending.

          The Bank's primary lending objective is to serve the local community as a portfolio lender, which uniquely postures the Bank to be more flexible in its residential lending programs than the majority of the conforming mortgage lenders operating in the market. As a growing community-sized thrift, the Bank seeks to provide attractive rates on loans and deposit products and maintain a lower service charge structure in comparison to local competition. While such pricing strategies may limit profitability in the short-run, such strategies are designed to stimulate growth and thus improve return on equity over the longer run.

          Today, the credit union depositors are estimated to hold approximately 80% of total deposits, but only 37% of total loans. The proportion of borrowers with a deposit relationship has rapidly declined since the Charter Conversion. As a credit union, Pacific Trust was restricted to making loans only to members, i.e., those customers with an existing deposit relationship. As such lending restrictions were removed, the Bank commenced an active program of originating loans for non-customers. This loan diversification away from the former credit union members has lessened the Bank's credit risk profile directly linked to the aerospace industry.

          Uniquely, the Bank has retained certain credit union affiliations which may provide a slight competitive advantage. First, the Bank continues to be a member of The CO-OP ATM Network, which features over 10,000 ATMs nationwide where the Bank's customers can make deposits or withdrawals without paying a service charge. Second, the Bank is a member of the CU Service Centers, where the Bank's customers can perform deposit and loan transactions at hundreds of CU Service Centers "shared branches" located throughout the country (the Bank's Temcula branch is a "shared branch", and is among the busiest in the CU Service Centers

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Page 1.6

network). At the same time, the enhanced customer access through these credit union organizations does not provide the Bank any revenues, and the Temecula "shared branch" actually costs the Bank certain related staff and office expense.

          At present, the Bank's operations are limited by its current internal data processing system, which is geared towards credit union operations. For example, the Bank is currently unable to service residential mortgage loans on its system and thus must outsource the loan servicing function to a 3rd party under a fee arrangement. The pending data processing conversion, which has presented several hurdles, delays and considerable expense to date, is still months away. The software and hardware upgrades are expected to adversely impact earnings initially, but are expected to improve customer convenience, delivery of products and services and operating efficiency.

          While Pacific Trust recognized certain benefits with regard to its credit union charter including its non-taxable status and strong corporate ties, the credit union charter limited the types of products and services it could offer and to whom. Prior to the Charter Conversion, the Bank had developed a niche in mortgage lending but was limited in its ability to expand such lending operations beyond the field of membership. Today, the Bank has the ability to serve the local community and offer a more diverse array of products and services.

Balance Sheet Trends

          Growth Trends

                    Growth trends over the last five fiscal years reflect the impact of the Charter Conversion on Pacific Trust's operations. Through the end of fiscal 1999, balance sheet growth was relatively limited by the field of membership restrictions of its credit union charter. Operating as a savings bank in fiscal 2000, the Bank's community-wide focus enabled it to realize relatively strong loan and asset growth. Specifically, loans and assets increased by 60.4% and 33.3%, respectively, in fiscal 2000 (see Table 1.1 for details). Balance sheet growth subsided in fiscal 2001 as the low interest rate environment accelerated loan repayment rates while the Bank was selective in adding in longer term fixed rate mortgage loans in the low interest rate environment.

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(Table 1.1 on this page)

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Page 1.8

                    Growth in fiscal 2000 was primarily funded through FHLB advances, which increased from a zero balance at the end of fiscal 1999 to $53.8 million as of December 31, 2000. Subsequently, a portion of the Bank's borrowings have been retired and replaced with deposit growth. In fiscal 2001, the level of borrowed funds decreased by 48% to $28 million while deposits increased 15.2% in fiscal 2001 to $252.0 million.

          The equity growth rate slowed following the Charter Conversion as the Bank became a fully-taxable entity. In this regard, while the average rate of equity growth over the last five fiscal years equaled 13.76 percent, equity increased by only 10.1% and 8.6% in fiscal 2000 and 2001, respectively. The future equity growth rate will fall well below historical levels as the earnings will continue to be taxable and the equity base will increase with net proceeds.

          Loans Receivable

                    As previously noted, the Bank has been primarily emphasizing real estate lending, primarily the origination and purchase of 1-4 family residential mortgage loans. Over the long term, the Bank plans to continue to emphasize 1-4 family residential mortgage loans, while also gradually building the portfolio of multi-family mortgage loans. The majority of Pacific Trust's 1-4 family residential mortgage loans consist of loans which are non-conforming to standards set by Freddie Mac, Fannie Mae or Ginnie Mae, as the Bank's intention is to hold such loans for portfolio, a key aspect of its competitive profile. The Bank's residential mortgages are typically variable rate or hybrid ARMs (i.e., fixed for a period of up to 7 years and adjustable thereafter).

                    Pacific Trust's loan portfolio composition as of December 31, 2001, reflects the Bank's emphasis on residential lending, whereby permanent first mortgage loans secured by 1-4 family residential properties totaled $185.4 million, or 71.6% of total loans. At the same date, multi-family and commercial real estate loans approximated 18.3%, while the balance of the loan portfolio consisted of construction loans (1.0%) and non-mortgage loans (9.1%).

          Cash, Investments and Mortgage-Backed Securities

                    Pacific Trust's preference is to deploy the majority of assets into loans while maintaining required liquidity. The Bank anticipates initially reinvesting the net conversion proceeds into investments with shorter maturities, pending longer-term deployment primarily

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into loans. Pacific Trust does not anticipate significant changes in liquidity portfolio composition following the stock conversion.

          Investment securities equaled $13.7 million, or 4.4% of total assets, as of December 31, 2001. Cash and interest-bearing deposits totaled $18.0 million, or 5.8% of assets. As of December 31, 2001, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, collateralized mortgage obligations ("CMOs") issued by Ginnie Mae, Fannie Mae or Freddie Mac, and U.S. government agency obligations. Additionally, the Bank holds FHLB stock.

          Due From Servicing Agent

          The Bank has contracted with a servicing agent to process payments and service a portion of the Bank's real estate mortgage loan portfolio (primarily the 1-4 family residential mortgage loan portfolio) The servicing agent remits cash received in connection with loan payments made to the Bank and remits such cash receipts to the Bank within 15 days of the end of each month for the loan payments received. The accrued amounts (i.e., the accrued amounts paid by the borrower but not yet received by the Bank) are reflected as due from servicing agent on the financial statements. As of December 31, 2000 and 2001, funds due from the Bank's servicing agent totaled $7.9 million (2.6% of assets) and $11.7 million (3.8% of assets), respectively.

          Funding Structure

          The Bank's assets were funded with a combination of retail deposits, borrowings, and retained earnings as of December 31, 2001. Retail deposits have consistently met the substantial portion of Pacific Trust's funding needs. The Bank has been a member of the Federal Home Loan Bank since January 1999 and has had the ability to borrow from this source since that time. Pacific Trust also had the capacity to borrow however from a corporate credit union prior to the Charter Conversion. Partially as a result of the former credit union charter, the Bank maintains a strong level of core deposit accounts, which totaled $129.0 million, or 51.2% of total deposits, as of December 31, 2001. While savings and transaction accounts comprise the largest portion of deposits in aggregate, CDs comprise the single largest segment of deposits and equaled $123.0

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million, or 48.8% of total deposits. In comparison, NOW and Money Market totaled $82.4 million, or 32.7% of deposits and savings accounts totaled $42.5 million, or 16.9% of deposits

          As of December 31, 2001, borrowed funds consisting solely of $28 million of FHLB advances, equal to 9.0% of total assets. The Bank expects to continue to utilize borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. The level of borrowings increased to $53.8 million as of December 31, 2000, to fund strong loan growth achieved during fiscal 2000. The level of borrowings diminished in fiscal 2001 as strong deposit growth facilitated the reduction of borrowings as loan growth slowed.

          Capital

                    The Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2001, qualifying as a "well capitalized" institution. As of December 31, 2001, the equity/assets ratio was 9.27%. The addition of conversion proceeds will serve to further strengthen will serve to further strengthen Pacific Trust's capital position.

Income and Expense Trends

          The Bank's net income through fiscal year 1999 reflect a non-taxable position, whereas earnings for fiscal 2000 and thereafter reflect a taxable position. Additionally, the earnings for fiscal 2000 reflect a large one-time benefit related to the establishment of a deferred tax asset on the outstanding balance of valuation allowances and, thus, the tax rate for fiscal 2000 is below the marginal rate. Due to the change in tax status, for historical analysis purposes we have also analyzed the Bank's earnings prior to the Charter Conversion assuming a 42% tax.

          Pacific Trust's fiscal 2001 net income totaled $2.1 million, equal to 0.68% of average assets (see Table 1.2). Fiscal 2001 earnings nearly approach core earnings as there are few non-recurring items other than a small gain on sale and certain expenses pertaining to the pending data processing conversion. On a core after-tax basis, excluding non-recurring gains and losses and incorporating a tax effect equal to 42% of pre-tax income for all years prior to fiscal 2001,

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(Table 1.2 on this page)

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earnings have ranged between $1.3 million (0.48% of average assets) in fiscal 2000 to $2.1 million (0.69% of average assets) reported in fiscal 2001. The Bank's after-tax core income trended downward between fiscal 1998 and fiscal 2000, primarily as a result of continued net interest income compression, a steady reduction in other non-operating income and an increase in operating expenses following the Charter Conversion. Core earnings improved in fiscal 2001 as the Bank realized the benefit of balance sheet growth in the prior year, as the operating expense ratio declined while the ratio of net interest income increased. Trends with regard to the components of the Bank's earnings are explained more fully below.

          Net Interest Income

                    Pacific Trust's net interest income ratio reflects compression from fiscal 1997 through fiscal 2000 due to several factors. First, balance sheet growth was limited between fiscal 1997 and fiscal 1999, thus the interest rate environment was more pronounced to the Bank. Growth in loans, deposits and borrowings realized in fiscal 2000 did not immediately benefit net interest income as many of the ARMs placed into portfolio had low initial "teaser" rates which provided a limited spread. Additionally, much of the balance sheet growth was realized in the latter half of fiscal 2000 and thus, the earnings benefit was only partially reflected in earnings in fiscal 2000.

                    Net interest income increased by $1.9 million in fiscal 2001 to equal $10.2 million, or 3.33% of average assets. Recent growth in interest income reflects both an improving spread as well as the impact of growth. More specifically, the Bank's asset yields increased by 4 basis points in fiscal 2001 while the cost of funds diminished by 20 basis points, providing for a 24 basis point overall improvement in the Bank's net interest rate spread to 337 basis points. Details regarding the Bank's yields, costs and spreads are included as Exhibit I-4.

          Loan Loss Provisions

                    Provisions for loan losses totaled $1.2 million, equal to 0.58% of asset in fiscal 1997, which primarily reflected a greater portfolio concentration in credit card loans and other unsecured consumer loans. The Bank realized net recoveries in fiscal 1998 and modest loan loss provisions equal to $92,000 in fiscal 1999. Loan loss provisions increased in fiscal 2000 to

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$444,000, owing to substantial growth in mortgage loans during the year. Loan loss provisions equaled only $68,000 in fiscal 2001 as growth in the loan portfolio was limited and non-performing asset levels continued to be limited. The Bank evaluates the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and establishes additional loan loss provisions in accordance with the Bank's asset classification and loss reserve policies.

          Non-Interest Income

                    The Bank's non-interest income has steadily declined in recent years largely due to a business strategy to competively position the Bank as a low fee service provider. The Bank's non-interest income is generated from the Bank's core deposit base in the form of various fees and charges on deposit accounts and transactions. A smaller portion of this income is obtained from other miscellaneous retail banking sources and lending activities. Non-interest income is expected to remain at moderate levels since Pacific Trust employs a low fee structure as a marketing tool. Non-interest income totaled $1.1 million for the 12 months ended December 31, 2001, equal to 0.35% of average assets.

          Operating Expenses

                    After gradually increasing through fiscal 2000, operating expenses have increased significantly in fiscal 2001 due in part to the preparations for the data processing conversion and de novo branch opening. For fiscal 2001, operating expenses totaled $7.6 million, equal to 2.47% of average assets. While the dollar amount of operating expenses has increased since 1999, the operating expense ratio has declined, from 2.85% of average assets in fiscal 1999 to 2.47% of average assets in fiscal 2001, reflecting the benefit of growth.

                    In the future, Pacific Trust expects that operating expenses will continue to increase given the Bank's growth and expansion targets and due to the costs of the stock-related benefit plans. At the same time, continued growth and reinvestment of the conversion proceeds should offset the anticipated expense increase.

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          Non-Operating Income/Expense

                    Net non-operating income (expense) has had a minor impact on overall profitability in recent years. For the 12 months ended December 31, 2001, the Bank realized net losses of $55,000 on the sale of certain available for sale ("AFS") securities.

          Taxes

                    Prior to January 1, 2000, Pacific Trust incurred no tax liabilities due to its exempt status as a credit union. Following the Charter Conversion, the Bank became subject to standard taxation, which approximated a combined federal and state tax rate of 42% for fiscal 2001.

          Efficiency Ratio

                    The Bank's efficiency ratio parallels the trends noted with regard to the Bank's core income. Specifically, the efficiency ratio increased from fiscal 1997 to fiscal 2000, from 64.46% to 72.77 percent, which parallelled a general decline in the Bank's core earnings over this time frame. During fiscal 2001, Pacific Trust's efficiency ratio improved to 67.08% while core earnings also improved in fiscal 2001. On a post-offering basis, the efficiency ratio is expected to show some improvement as the net interest ratio increases with the reinvestment of proceeds, although the increased operating expenses (reflecting the public company and stock plans expense) may limit the improvement.

Interest Rate Risk Management

          Pacific Trust's interest rate risk management strategy has been developed to seek a balance between controlling risk and maintaining profitability levels. The rate shock analysis as of December 31, 2001 (see Exhibit I-6) reflects a modest liability sensitive position with the net portfolio value ("NPV") declining by a projected 80 basis points pursuant to a positive 200 basis point instantaneous and permanent rate shock, resulting in a post-shock NPV ratio equal to 12.50 percent. By way of comparison, OTS estimates NPV data on a regional and national basis. Based on OTS estimates incorporating September 30, 2001 financial data and market rate information, assuming a positive 200 basis point instantaneous and permanent rate shock, the

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post-shock NPV ratio for all thrifts operating in the OTS Western Region equaled 9.34 percent, which reflects a 105 basis point decline relative to the base scenario.

          The NPV analysis is an indicator to the risk of earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities. The OTS NPV analysis indicates that Pacific Trust has a higher NPV ratio and lower interest sensitivity measure (i.e., the change in the post-shock NPV ratio is more limited) pusuant to a rising interest rate scenario, which is typically the more adverse scenario for a thrift institution. In this regard, the Bank's interest rate risk exposure is moderated by the relatively high level of ARMs whose short to intermediate term repricing structure closely matches the short term repricing structure of the deposit base.

          Overall, the data suggests that the Bank's earnings would be impacted on moderately by changes in market interest rate levels. On a pro forma basis, the Bank's interest rate risk position is expected to improve as the conversion proceeds are reinvested in interest earning assets.

Lending Activities and Strategy

          Pacific Trust's portfolio lending strategy has been developed to take advantage of the Bank's expertise in the origination and servicing of 1-4 family residential mortgage loans as well as income producing property loans primarily secured by multi-family properties. To a lesser extent, the Bank will originate or purchase other loans such as construction, consumer and commercial loans. Details regarding the Bank's loan portfolio composition are included in Exhibits I-7, I-8 and I-9.

          Residential Lending

                    As of December 31, 2001, 1-4 family residential mortgage loans approximated $185.4 million, or 71.6% of total loans. The 1-4 family residential loan programs and terms currently offered by the Bank are summarized on the rate schedules included in Exhibit I-2. Pacific Trust originates both fixed rate and adjustable rate 1-4 family mortgage loans. The Bank's general philosophy is to seek to originate adjustable rate loans and/or shorter-term fixed rate mortgage loans for portfolio (hybrid loans with a fixed rate of up to 7 years initially). The repricing of ARM loans is tied to a variety of indexes primarily including the 11th district cost of

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funds index, U.S. Treasury rate and LIBOR. Depending on the type of loan, there are a variety of periodic and lifetime rate caps which are generally structured based on the conditions prevailing in the competitive market. Periodically, the Bank will sell both fixed or adjustable rate loans, primarily for asset-liability management purposes.

                    Pacific Trust originates 1-4 family loans up to a loan-to-value ("LTV") ratio of 90%, with private mortgage insurance ("PMI"), or a self-insured rate premium, being required for loans in excess of a 80.0% LTV ratio. Substantially all of the 1-4 family mortgage loans originated or purchased by the Bank are secured by residences in southern California.

                    As a complement to 1-4 family permanent mortgage lending, the Bank also offers home equity loans including fixed rate amortizing term loans and variable rate lines of credit tied to the Prime rate.

          Multi-Family and Commercial Mortgage Lending

                    Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Bank. Such loans are typically secured by properties in southern California but the Bank may originate or purchase loans secured by properties in other California markets or other nearby western states in the future. As of December 31, 2001, multi-family and commercial mortgage loans equaled $47.4 million, or 18.3% of total loans; the majority of this portfolio is secured by multi-family mortgage loans secured by properties within the Bank's normal lending territory.

                    Multi-family loans are typically offered with adjustable rates of interest, which adjust based on a U.S. Treasury index, the Prime rate, or COFI index, and typically possess terms ranging up to 5 to 30 years and loan-to-value ratios of up to 80%, and target a debt-coverage ratio of at least 1.2 times. The typical multi-family property has between 5 and 20 units and are moderately priced within the range of rental properties exhibited by the local markets overall. Nonresidential real estate loans generally have adjustable rates, terms of up to 30 years and LTVs of up to 80%, and target a debt coverage ratio of at least 1.2 times. Among the properties securing nonresidential real estate loans are small retail centers, office buildings and motels.

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          Construction Loans

                    On a relatively limited basis, Pacific Trust originates or participates in construction loans for residential and non-residential buildings. Residential construction loans may be made to both owner-occupants and to builders on a speculative (unsold) basis. Construction loans for 1-4 family residences have LTVs of up to 80%, and construction loans for commercial, multifamily and nonresidential properties have LTVs of up to 75%. At December 31, 2001, Pacific Trust had approximately $2.5 million of construction loans, equal to 1.0% of total loans. Construction lending is expected to remain a limited portion of the loan portfolio.

          Non-Mortgage Loans

                    Pacific Trust originates non-mortgage loans, including commercial and consumer loans, which in the aggregate, totaled $23.6 million as of December 31, 2001. The majority of Pacific Trust's non-mortgage loans consist of consumer loans including loans on deposit, auto loans and various other installment loans. The Bank primarily offers consumer loans (excluding second mortgage loans and home equity lines of credit) as an accommodation to customers. The Bank occasionally extends commercial loans, working capital lines of credit, loans for equipment and loans for other business purposes. Such loans are typically extended to accommodate existing customers.

          Loan Originations, Purchases and Sales

                    As discussed in the Strategic Overview earlier in this section, the Bank's 1-4 family lending is conducted both in a traditional fashion utilizing direct solicitation techniques, through real estate industry relationships maintained by its loan officers, targeted marketing and through the Internet. At the present time, the majority of the Bank's loan volume is derived from loan brokers and other lenders, whereby applications are forwarded from such sources to the Bank where the underwriting and funding decisions are made. Loans are also acquired through the bulk purchase of portfolios and participations with other lenders. Currently the Bank maintains relationships with a number of mortgage bankers (the majority come from 3) which provide the Bank with the majority of its loan applications.

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                    Exhibit I-10, which shows the Bank's recent data regarding loan originations, repayments and sales, highlights Pacific Trust's emphasis on residential mortgage and multi-family lending. In this regard, for fiscal 2001, 1-4 family residential mortgage loan originations totaled $101.1 million or 83% of total loan originations and purchases. High loan repayment rates reflect the current interest rate environment and the high balance of short-term and adjustable rate loans in the portfolio. Accordingly, the level of loan repayments limited the growth in the overall loan balance. The Bank has not been an active seller of loans in recent periods, as loan sales equaled only $6.3 million in the most recent fiscal year, which is indicative of management's desire to build the loan portfolio and enhance asset yields.

Asset Quality

          Pacific Trust's asset quality has improved over the most recent periods examined and the level of non-performing assets ("NPAs") is low currently. As reflected in Exhibit I-9, the NPA balance was de minimus as of December 31, 2001 (only $10,000), consisting solely of one repossessed auto. While asset quality is strong, the ratio of allowances to total loans has declined from 1.38% as of the end of fiscal 1997 to 0.67% currently (see Exhibits I-5 and I-11).

          While Pacific Trust's asset quality has been strong, we believe there are two risk factors which are not reflected in the data. First, the majority of the Bank's loan portfolio is comprised of jumbo and non-conforming mortgage loans as well as income producing property loans, primarily secured by multi-family rental properties. The performance of such loans tends to be highly correlated to the strength of the local economy including the real estate markets, all of which have been very strong in Pacific Trust's markets through fiscal 2001. Accordingly, in the event of a market downturn, loan portfolio quality may likely diminish more rapidly in comparison to other local lenders. The second risk factor pertains to the limited seasoning of a large portion of the loan portfolio. As reflected in Table 1.1, the balance of loans receivable has increased by $111.1 million or by 76% over the last two fiscal years. The limited seasoning of the portfolio is important since asset quality problems in mortgage loans often do not initially arise until after several years of seasoning.

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Funding Composition and Strategy

          As of December 31, 2001, the Bank's assets were funded primarily with deposits, and, to a lesser extent, retained earnings (see Exhibits I-12 and I-13). The Bank's deposit services cater to individuals rather than commercial businesses. At the present time, Pacific Trust's commercial account offerings consist of a limited business checking account.

          Deposits

                    Local retail deposits have consistently addressed the substantial portion of Pacific Trust's funding needs, with core deposits in the form of passbook accounts, money market deposit accounts, NOW accounts and non-interest bearing accounts comprising the majority of deposits. In the aggregate, these accounts totaled $129.0 million, or 51.2% of total deposits as of December 31, 2001. Although CDs represent the largest single account type for the Bank, the Bank maintains significant balance of savings, NOW and money market accounts.

                    As of December 31, 2001, CDs accounted for approximately 48.8% of Pacific Trust's deposit base, and approximately 80% of CDs had remaining maturities of one year or less. Large balance CDs (i.e. balances greater than $100,000), which tend to be more rate sensitive than lower balance CDs, accounted for $15.6 million, or 6.3% of deposits, at December 31, 2001.

          Borrowings

                    The Bank has utilized borrowed funds to supplement deposits and to facilitate balance sheet growth since Pacific Trust converted to a federal savings bank charter at the beginning of fiscal 2000. The level of borrowings increased to $53.8 million as of December 31, 2000, to fund strong loan growth achieved during fiscal 2000. The level of borrowings diminished in fiscal 2001, to equal $28 million, as deposits were utilized to paydown outstanding borrowings. As of December 31, 2001, the borrowings in the Bank's portfolio possessed laddered maturities extending out to 2005.

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Legal Proceedings

          Other than the routine legal proceedings that occur in the Bank's ordinary course of business, the Bank is not involved in litigation which is expected to have a material impact on the Bank's financial condition or operations.

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II. MARKET AREA

Introduction

          Pacific Trust currently conducts operations through its main office in Chula Vista, California, and a total of 7 additional branch offices in San Diego and Riverside Counties in southern California. The Bank's main office in Chula Vista is located approximately 10 miles south of downtown San Diego, while the remaining offices cover a broad cross-section of San Diego and Riverside Counties (see the map of locations below). Certain of the locations reflect, in part, the credit union roots and the location of Rohr, Inc. The Bank intends to continue expanding its regional branch office network and opened its 7th office on Balboa Avenue in San Diego on March 4, 2002. The Bank anticipates to open at least one new office annually in coming years. Over the near term, the new locations are expected to fill-in gaps in the existing branch office network. Pacific Trust may consider expanding into other nearby markets such as Orange and Los Angeles Counties over the longer term.

[MAP GOES HERE]

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          Future growth opportunities for Pacific Trust depend on the growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of Pacific Trust's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank, and will be factored into our valuation analysis accordingly.

          Local and Regional Market Conditions

                    Economic Overview - San Diego County

                    San Diego's economy has historically been tied to the military and defense industries and has realized strong growth since the beginning of World War II. The Navy's presence coupled with San Diego's mild economy also attracted the aerospace industry, which has developed an international reputation for pioneering work in both military and civilian air flight. San Diego's economic dependence on defense expenditures expanded with the Navy operations in the region and as defense contracts flowed to local private companies. The reliance upon the defense industry historically brought immense growth and prosperity to San Diego County, but also introduced significant volatility. The region's growth came to a sudden halt in the early 1990s with the combined impact of the national recession, the commencement of the Gulf War, the breakup of the Soviet Union and subsequent end of the Cold War and downsizing of the U.S. military, all of which led to severe recessionary conditions through the mid-1990s.

                    San Diego's economy has improved dramatically since the mid-1990s when the most longest and deepest recession in 60 years ended. In this regard, many economists and local business leaders believe the most recent economic recovery and expansion were not mere business or cyclical adjustments, but an extensive overhauling and restructuring of the region's basic economic drivers.

                    From an economy largely dominated by defense and military expenditures, San Diego's economic base has transformed into a more diversified mix of high-technology commercial endeavors. Some of these sectors were by-products of the defense-related industries and knowledge, which capitalized on the highly educated and skilled labor force. Emerging

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growth areas include telecommunications, electronics, computers, software, and biotechnology.

                    International trade has also contributed to San Diego's economic recovery in recent years. San Diego's cross border trade and interactions with Mexico provide economic advantages and opportunities for local businesses, becoming an increasingly important facet of San Diego's economic strength. San Diego exports totaled nearly $9.0 billion in 1999. Mexico and Canada, the U.S. partners under the North American Free Trade Agreement (NAFTA) dominate San Diego's export markets by far, accounting for more than one-half (55%) of all export production. San Diego has clearly benefited from NAFTA, not only because the agreement further opened up the markets of the U.S.'s two largest customers, but because nearby Tijuana and Baja California greatly benefited and was stimulated by the heightened trade and dollars flowing across the border. International trade now accounts for more than one-third (37%) of San Diego's manufacturing dollars and is the largest economic sector for local dollars generated, with electronics, computers, industrial machinery, aerospace and shipbuilding, and instruments leading local production.

                    Electronics and electrical equipment, specifically, are San Diego's top export commodities, followed by industrial machinery and instruments. Specific products made and exported from San Diego, in addition to televisions, include other radio and broadcasting/communications equipment, cellular telephones, semiconductors, circuit boards, computers, and scientific, medical and other measuring instruments.

          Inland Empire

                    Riverside and San Bernardino Counties are commonly referred to as the "Inland Empire" and together, these two counties comprise the Riverside-San Bernardino Metropolitan Statistical Area ("MSA"). While the Inland Empire encompasses a huge geographic area extending to the Nevada, Pacific Trust's operations are concentrated in the western portions of Riverside County.

                    The Inland Empire has realized strong business and population growth in the last several decades owing, in part, to defense spending and the large military infrastructure in the region and to its location adjacent to the high cost coastal areas of Los Angeles, Orange and San Diego Counties. In this regard, many manufacturing, transportation and distribution companies

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have located in the Inland Empire. The area has also been a magnet for new residents seeking affordable housing outside of the expensive coastal markets.

                    Like San Diego County, the Inland Empire markets were dramatically impacted by the cutbacks in defense spending and base closures in the early 1990s. Concurrently, other significant employment losses occurred in the financial services and construction sectors, primarily as a result of Southern California's troubled real estate markets. Since that time, the Inland Empire economy has recovered and is one of the fastest growing metropolitan areas in the country.

                    Much of the Inland Empire's business growth can be attributed to companies that expand locally, and to those that relocate from the nearby coastal counties. Over 750 of the Inland Empire's new business operations have migrated from the congested and high-priced regions of Los Angeles, Orange and San Diego Counties over the last six years -- a trend that is expected to continue in the coming decades. The region's prominent role as a transportation corridor also translates to healthy employment rates in affiliated industries. Fifty-six percent of the region's new businesses were manufacturers, adding over 31,000 jobs into the economic base, while 33% were distributors, which brought over 20,000 jobs to the region. The Inland Empire's modern and rapidly-expanding logistics infrastructure accommodates the transport of goods to every corner of the country and the world, and provides thousands of jobs in the warehousing and transportation of goods, air cargo, rail transportation, and trucking.

                    Record levels of foreign trade and motion picture production, and a pronounced recovery in tourism have also had a positive economic impact. The Inland Empire' s diverse terrain and unique settings make it a popular region for film and entertainment production, while its mountain, lake and desert resorts and proximity to major population centers contributed to tourism. Notwithstanding increasing real estate prices, the Inland Empire still represents a relatively affordable housing market which continues to fuel the residential and commercial construction industries.

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Market Area Demographics

          For reasons described above, San Diego and Riverside Counties have demonstrated strong population growth. The large size of the markets overall - San Diego County has 2.9 million residents while Riverside County has 1.6 million residents - gives the Bank exposure to a large base of potential customers (see Table 2.1), although it is a very competitive market.

          Total population in San Diego and Riverside Counties increased at a 1.4% and 3.0% annual rate from 1990 to 2000, respectively, exceeding both state and national averages. Paralleling trends for population growth, the total number of households increased at comparably high levels. Projected population and household data indicates that recent growth trends are expected to continue through 2005.

          Based on a recent survey conducted by the San Diego Association of Governments ("SANDAG"), the majority of growth in San Diego County is expected to occur in southern portions of the County near the international border where many of the remaining large tracts of developable land are located. Growth in the City of San Diego and areas in northern portions of the County are expected to be slower based on the limited availability of land for substantial residential construction. Consequently, it is anticipated that southern sections of San Diego County will experience faster growth than the County overall during the next decade.

          Median household and per capita income levels in San Diego County ($45,892 and $24,123, respectively, as of 2000) are relatively favorable to the national average and comparable to the state average. Riverside County's residents have more modest income levels on average as the median household income, of $43,898 was below the state average of $47,551 but above the national average equal to $41,994 as of 2000. Riverside County's higher average household size supported the median household income, as per capita income levels were relatively modest at $20,906.

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Table 2.1
Pacific Trust Bank, FSB
Summary Demographic Information

(Table 2.1 on this page)

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Local Economy/Largest Employers

                    The largest employers in San Diego and Riverside Counties reflect the characteristics and trends previously described. In this regard, the major employers in San Diego County reflects the traditionally large role played by the military, but also reflects the growing importance of high tech industries (see Table 2.2). In this regard, the list of largest employers now includes such technology companies as Gateway, Kyocera and Qualcomm, which have grown considerably over the last decade.

          The largest employers in Riverside County reflect its suburban character with its mix of government and health care providers, as well as defense related entities including BF Goodrich and March Air Reserve Base. The Riverside County government is the largest employer followed by March Air Reserve Base. As discussed earlier, many Riverside County residents commute to the heavily urbanized coastal areas which are more densely populated and have higher housing prices.

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Table 2.2
Pacific Trust Bank
Major Employers in San Diego and Riverside Counties

Employer	Business

San Diego County
Astec America, Inc.	Electric Dist. Equip.
Foodmaker, Inc.	Restaurants
Gateway, Inc.	Computer Equipment
Kyocera	Electronic Components
North Island Naval Air Station	Military
Qualcomm, Inc.	Com. Equipment
San Diego Naval Air Station	Military
Science Applications Int. Corp.	Engineering Services
Sempra Energy	Utility
Sharp Healthcare	Health Care
University of California (La Jolla)	Education

Riverside County
Riverside County	Government
March Air Reserve Base	Military
Ralphs Grocery Company	Grocery
Wal-Mart	Retailer
Riverside County Regional Medical Center	Health Care
Riverside County Office of Education	Education
Riverside Community College	Education
Stater Brothers Markets	Grocery
Riverside Unified School District	Education
University of California at Riverside	Education
City of Riverside	Government
BF Goodrich	Aerospace
Pacific Bell	Telecommunications
Kaiser Permanente	Health Care
The Press Enterprise	Publisher
Alvord Unified School District	Education

Source: Local Chambers of Commerce.

Unemployment Rates

          Unemployment levels on a local, state and national level have been trending upward over the most recent twelve months, reflecting the weakening economy which has led to the current

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recessionary economic conditions (see Table 2.3). Notwithstanding current economic weakness, unemployment rates in Pacific Trust's markets and the State of California remain at comparatively moderate levels by historical standards. In this regard, the rate of unemployment increased in San Diego County from 2.7% to 3.5% over the prior year and from 5.1% to 5.5% in Riverside County over the corresponding time frame. The rate of increase is below the level for the California as a whole, which increased to 4.7% to 5.9% as of November 2001.

          Given that there are signs that the Federal Reserve rate reductions are having their intended effect to stimulate the economy, the current level of unemployment may be nearing peak levels. Proposed increases in defense spending may have a favorable impact on regional labor conditions.

Table 2.3
Pacific Trust Bank
Unemployment Trends (1)

Region	November 2000 Unemployment	November 2001 Unemployment

United States	4.0%	5.6%
California	4.7	5.9
San Diego County	2.7	3.5
Riverside County	5.1	5.5

(1) Unemployment rates are not seasonally adjusted.
Source: U.S. Bureau of Labor Statistics.

Employment Projections

          Employment projections for San Diego and Riverside Counties, provided by the Employment Department of the State of California, are set forth in Table 2.4. The projections reflect strong projected growth for the labor market, paralleling overall population growth trends. Over the seven year period from 1997 to 2004, total non-farm employment is projected to increase by 17.7% in San Diego County (2.4% compound annual growth) and by 25.0% in Riverside County (3.2% compound annual growth). These growth rates translate into 186,500

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additional projected non-farm jobs in San Diego County and 92,600 additional non-farm jobs in Riverside County. It is expected that job growth will continue to be fueled by the same economic and demographic forces at work during the 1990s (i.e., defense, aerospace, international trade, etc.). Service sector jobs represent the largest component of growth for both San Diego and Riverside Counties, as the service sector alone are projected to account for approximately 49% and 35% of all job growth, respectively. Other significant areas of growth are projected to include the trade, government, manufacturing and construction sectors.

(Table 2.4 on this page)

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Real Estate Markets

          Since Pacific Trust emphasizes real estate lending, the health and trends with regard to condition prevailing in the local real estate market are important to understand the opportunities and risks. The following provides a summary of the conditions prevailing in each sector of the real estate market.

          San Diego County

                    Residential Housing

                    In both the rental and sale markets, the residential housing demand continues to outpace supply. Despite the high demand for housing, requests for new housing construction permits have decreased, although the number of permits granted remains higher than the level granted during the last recession. A cooling economy has had little impact on the continuing upward trend in apartment rental rates and sales prices in the residential housing market. It is estimated that an additional 50,000 people will move to San Diego annually over the next few years, further supporting the demand side of the housing market.

                    Industrial Market

                    The San Diego industrial market is characterized by strong absorption rates, continuing construction activity, low vacancy and strong demand. Driving the market are its defense and high-tech sectors, bustling port activity from international trade with Pacific Rim countries, and the growth of trans-border enterprises as a result of the NAFTA agreement. Standard industrial space vacancy rates have been in the range of 6% to 7% while the average asking rent for standard industrial space has risen an average of 3.1% per year since 1997. This average includes a 2.8% rise in 2000; a smaller gain of 1.7% was estimated for 2001 as landlords began to lose bargaining power in the face of a slow economy. REIS, a national market research firm, estimates average asking and effective rents for such industrial space at $5.60 per square foot, by year-end 2001, a high figure by U.S. norms. In the future, REIS foresees a scenario of slowly increasing vacancy, with rates for standard space growing to 9.1% by 2003, before decreasing again. Rents are expected to be relatively stable with limited growth over the next few years until vacancy rates decrease in response to growing demand.

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          Office Market

          At nearly 47 million square feet, the San Diego office market is small relative to the city's population as many standard office users gravitate north toward Orange County and Los Angeles, or take flex and R&D space instead of orthodox office space. Nonetheless, the market is growing in stature as a result of strong recent rent growth, solid occupancy, and the beginning of a new construction cycle. By the third quarter of 2001, the national economic slowdown had caught up with San Diego's office users. REIS reports an average vacancy of 9.9%, up from 5.5% a year earlier as dot-coms, high-tech companies, and financial services firms were all significantly impacted by the economic slowdown which substantially diminished the need for more office space. As a result of increasing vacancy rates, which REIS estimates will increase to 10.7% in 2002, the growth in rental rates are expected to be tempered. By 2005, however, vacancy should return to the 9% range, according to REIS.

          Retail Market

          Strong employment gains and high levels of population growth have provided this market with the framework for a strong local retail sector in San Diego. Vacancy levels have been kept low by relatively small amounts of new construction, but the current economic recession, if prolonged, may serve to curb further development while spurring increased vacancy as a result of store closures. As of the end of the third quarter of 2001, the retail vacancy rate had increased slightly to 3.9%, while rents were up modestly from the prior year levels. Between 2002 and 2005 annual construction completions are expected to average 716,000 square feet, as compared to 599,000 square feet of expected annual net absorption. Thus, REIS estimates that vacancy rates will climb into the low 5% range.

          Inland Empire

                    Residential Housing

                    In both the rental and sale markets, the residential housing demand continues to remain strong, primarily as a result of the on-going disparity in prices of the Inland Empire as compared to nearby areas in Los Angeles, Orange and San Diego Counties. Rental rates for apartments continue to remain strong and REIS projects rental rates to increase in the range of 5% annually over the next several years.

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                    Industrial Market

                    The region's industrial real estate market continues to show strength in the face of a national economic recession in the form of high occupancy. However, rental growth has slowed. But with affordable land and generally active development profile, the outlook for this market is essentially positive. While REIS expects vacancy rates to increase modestly over the next several years as a result of the sluggish economy, rental rates are expected to remain relatively stable over the near term.

                    Office Market

                    The region's office market has been treading water in the midst of the recession as vacancy rates have increased modestly though demand still remains relatively strong. Rental growth has slowed, however, and is expected to show only incremental gains this year. As of the end of the third quarter of 2001, REIS reports a vacancy level of 12.1%, which was estimated to equal 12.4% at year-end. REIS forecasts vacancy rates to decrease modestly in 2002. As a result of the current market weakness, little if any increase in rental rates are expected until the market improves, which REIS projects may be in 2004.

                    Retail Market

                    Even though the Inland Empire's population and employment statistics continued to show growth in the face of the national recession, the retail market in San Bernardino/Riverside markets reflects the current state of the economy. In this regard, construction has slowed as developers take a cautious approach in tough economic times. As a result, vacancy rates have increased although rental rates have held relatively firm. As of the end of the third quarter of 2001, REIS reported a vacancy level of 5.7%, forecast to reach 6.3% by year-end. Rents have been increasing by slightly more than 3% a year since 1997, with slightly lower growth in rental rates projected for the future.

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Competition

          As a savings bank with its primary business functions of real estate lending and the gathering deposits in San Diego and Riverside Counties, Pacific Trust's primary competitors are: (1) other financial institutions with offices in San Diego and Riverside Counties (including banks, thrifts and credit unions); (2) other mortgage loan originators; (3) those depository and lending organizations not physically located within the San Diego area, but capable of doing business remotely through the Internet or by other means; and (4) other competitors such as investment firms, mutual funds, insurance companies, etc.

          Competition among financial institutions in the Bank's market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Bank's products and services is expected to remain highly competitive. Community-sized institutions such as Pacific Trust typically compete with larger institutions on pricing or operate in a niche that will allow for operating margins to be maintained at profitable levels. The Bank's business plan reflects elements of both strategies.

          Table 2.5 displays deposit market trends over recent years for San Diego and Riverside Counties since 1999. The large size of the markets overall are indicated by the deposit totals, which equaled $30.4 billion for San Diego County and $12.2 billion for Riverside County. Furthermore, growth trends are relatively favorable as the San Diego County deposit market has been increasing at a 10% annual rate since June 30, 1999, while the Riverside County market has been increasing at a 7% annual rate.

          The largest competitors in the markets served by Pacific Trust are comprised of some of the largest financial institutions in California and the nation as a whole. In this regard, Bank of America holds the largest market share in both San Diego and Riverside Counties, equal to 19.8% and 20.9%, respectively, based on deposit data as of June 30, 2001. Other large competitors include Washington Mutual, Wells Fargo, Union Bank and World Savings. At the same time, there are many smaller competitors, each holding less than 1.0% of the deposit market. Based on the most recent branch deposit data, Pacific Trust held 0.63% of the San Diego County market and 0.45% of the Riverside County market.

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(Table 2.5 on this page)

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(Table 2.5 on this page)

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III. PEER GROUP ANALYSIS

          This chapter presents an analysis of Pacific Trust's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Pacific Trust is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Pacific Trust, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

          The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios may be subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

          Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based savings institutions with comparable resources, strategies and financial characteristics. There are approximately 240 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the

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extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Pacific Trust will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected 11 institutions with characteristics similar to those of Pacific Trust. In the selection process, we applied two "screens" to the universe of all public companies subject to the exclusions noted above:

Screen #1. California institutions with total assets of less than $2 billion. Eight companies met the criteria for Screen #1 and five were included in the Peer Group: ITLA Capital Corp., Quaker City Bancorp, Provident Financial Holdings, Monterey Bay Bancorp and Broadway Financial Corp. Three companies met the foregoing Peer Group selection criteria but were excluded from the Peer Group as follows: (1) Life Financial Corp. was excluded as it was recently recapitalized and the benefits of the recapitalization proceeds have not been reflected in its reported financial data; (2) United PanAm Financial Corp. was excluded as it has a significant non-banking premium financing operation which it conducts in 22 states and as it has recently filed the regulatory applications to convert to a state-chartered commercial bank; and (3) Hawthorne Financial Corp was excluded owing to its recently announced pending acquisition of First Fidelity Bancorp, which has unduly influenced its pricing ratios due to investor speculation about the pro forma impact of the acquisition. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts in California.

Screen #2. Washington and Oregon based institutions with assets less than $1 billion. Seven companies met the criteria for Screen #2 and six were included in the Peer Group. The only company identified by Screen #2 that was excluded from the Peer Group was Oregon Trail Financial Corp. in rural eastern Oregon and Washington. Oregon Trail was excluded for market reasons, but primarily since it has been subject to a prolonged proxy battle with an activist shareholder -- which has impacted earnings and its stock price. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded thrifts in Washington and Oregon.

          Table 3.1 shows the general characteristics of each of the 12 Peer Group members. While there are expectedly some differences between the Peer Group companies and Pacific Trust, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Pacific Trust's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

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(Table 3.1 on this page)

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          A summary description of the key characteristics of each of the Peer Group companies is detailed below.

ITLA Capital Corp. of CA. ITLA Capital is a $1.5 billion institution operating through six offices in California, five of which are located in southern California. ITLA Capital maintains a high ratio of loans and the loan portfolio reflects significant diversification in high risk-weight real estate loans. The funding composition reflects a relatively high ratio of borrowings in comparison to the Peer Group. Profitability is above the Peer Group average owing to strong yields generated by the high risk-weight loan portfolio which is further supported by an operating expense ratio which is well below the Peer Group average. Asset quality reflects a relatively high level of real estate owned ("REO") and the reserve ratio to total loans is relatively strong in comparison to the Peer Group average.

Quaker City Bancorp of CA. Quaker City Bancorp is a $1.4 billion thrift operating through 17 offices in southern California. The overall balance sheet composition is relatively comparable to the Peer Group average, and the loan portfolio composition indicates a wide array of lending. Profitability exceeds the Peer Group average, which is primarily the result of a favorable operating expense ratio. Asset quality was favorable relative to the Peer Group, both in terms of the level of NPAs and reserve coverage ratio.

Provident Financial Holdings of CA. Provident Financial, with an asset base of $1.1 billion, operates through a network of 12 branches offices in the Inland Empire region of southern California. Provident Financial maintains a high level of investments and borrowings, attributable to a wholesale leveraging strategy. Profitability is below the Peer Group average, and is supported by gains on the sale of loans, reflecting its mortgage banking operations. NPAs are lower than the Peer Group average while the reserve coverage ratio is also modestly lower.

Horizon Financial Corp. of WA. Horizon Financial is a $745 million thrift operating through 15 branch offices in areas north of Seattle. Horizon Financial's balance sheet reflects a modestly lower ratio of loans and a higher ratio of deposits than the Peer Group averages. Loan portfolio diversification was more limited than the Peer Group given its higher ratio of single family mortgage loans. The ROA is above the Peer Group average primarily reflecting a low ratio of operating expenses. The asset quality ratios are favorable, both in terms of the ratio of NPAs and the reserve coverage.

First Mutual Bancshares of WA. First Mutual maintains $678 million in total assets and operates through a total of 10 branches primarily in the Seattle

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metropolitan area. The overall balance sheet composition is relatively comparable to the Peer Group, although the loan portfolio reflects significant diversification into higher risk-weight real estate lending. Earnings approximate the Peer Group average as a favorable operating expense ratio is partially offset by comparatively modest levels of non-interest income and net interest income. The asset quality ratios are favorable, both in terms of the ratio of NPAs and the reserve coverage in relation to loans.

EverTrust Financial Group, Inc. of WA. EverTrust Financial, with an asset base of $647 million, operates through 11 branch offices in the Seattle metropolitan area. The asset structure reflects a higher proportion of loans while the funding structure reflects a lower proportion of deposits in comparison to the Peer Group. The capital ratio exceeds the Peer Group average, which is reflective of the capital raised in the stock conversion offering completed in October 1999. Notwithstanding its strong capital ratio, its ROA is below the Peer Group average as a result of its high operating expenses. The loan portfolio composition reflects an emphasis multi-family and commercial mortgage lending which contributes to the high ratio of risk-weighted assets to total assets.

Heritage Financial Corp. of WA. Heritage Financial is a $592 million asset company operating through a savings bank and commercial bank subsidiary in western Washington. The balance sheet reflects a higher ratio of loans and deposits than the Peer Group averages. Portfolio lending operations reflect comparatively modest levels of residential lending and greater consumer, multi-family/commercial mortgage and construction lending. The ROA is modestly above the Peer Group average reflecting a comparatively strong net interest margin, which is partially reflective of its comparatively stronger level of capitalization and comparatively higher high risk weight lending. NPAs are below the Peer Group average while reserve coverage ratios are also lower.

Monterey Bay Bancorp of CA. Monterey Bay Bancorp has $537 million in assets and operates out of eight offices south of the San Francisco Bay area. The balance sheet reflects a higher ratio of loans and deposits than the Peer Group averages and the composition of the loan portfolio reflects a modestly greater level of investment in 1-4 family mortgage loans. Profitability levels are below the Peer Group average owing in part, to a high ratio of operating expenses. The asset quality ratios are favorable, both in terms of the ratio of NPAs and the reserve coverage.

Riverview Bancorp, Inc. of WA. Riverview Bancorp is a $396 million asset thrift operating through 12 branch offices in southern Washington, many of which are within the Portland, Oregon metropolitan area. Riverview Bancorp maintains a high level of investment securities and borrowings, reflecting a wholesale

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leveraging strategy. The loan portfolio composition reflects a comparable level of diversification into high risk-weight loans, although construction lending is an important. Profitability is above the Peer Group average owing to a comparatively high levels of non-interest income, which is partially offset by Riverview Bancorp's high operating expense ratio. The level of NPAs are above the Peer Group average, while reserve coverage ratios are below the Peer Group average.

Timberland Bancorp, Inc. of WA Timberland Bancorp has $380 million in assets and operates out of twelve offices in western Washington. Timberland Bancorp reported a modestly higher ratio of loans and lower percentage of deposits in comparison to the Peer Group average. Timberland Bancorp emphasizes residential and construction lending, and thus its ratio of multi-family and commercial mortgage loans was below the Peer Group average. ROA was very strong and was supported by a comparatively high capital ratio. However, the high capital ratio leads to an ROE ratio below the Peer Group average. Asset quality figures were less favorable than the Peer Group, both in terms of the level of NPAs and the reserve coverage ratios.

Broadway Financial Corp. of CA. Broadway Financial is a $179 million asset company operating through 5 branches in the Los Angeles metropolitan area. The balance sheet reflects a lower ratio of loans and a higher ratio of deposits than the Peer Group averages. Portfolio lending operations reflect comparatively modest levels of residential lending and greater multi-family and commercial mortgage lending. ROA is below the Peer Group average, primarily reflecting the comparatively higher ratio of operating expenses. Asset quality is favorable in comparison to the Peer Group averages, both in terms of the level of NPAs and reserve coverage in relation to NPAs.

          In aggregate, the Peer Group companies maintain a slightly higher level of capital than the industry average (11.40% of assets versus 10.48% for all public thrifts), generate stronger earnings as a percent of average assets (0.91% core ROA versus 0.71% for all public thrifts), and generate a higher ROE (8.27% core ROE versus 7.23% for all public thrifts). Overall, the Peer Group's average P/B ratio and average core P/E multiple were modestly below the respective averages for all publicly-traded thrifts.

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	All Publicly-Traded Savings Institutions	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,231	$739
Market Capitalization ($Mil)	$295.63	$87.66
Equity/Assets (%)	10.48%	11.40%
Core Return on Assets (%)	0.71%	0.91%
Core Return on Equity (%)	7.23%	8.27%

Pricing Ratios (Averages)(1)
Core Price/Earnings (x)	16.30x	13.99x
Price/Book (%)	124.99%	109.00%
Price/Assets (%)	12.80%	12.31%

(1) Based on market prices as of March 15, 2002.

          Ideally, the Peer Group companies would be comparable to Pacific Trust in terms of all of the selection criteria. However, in general, the companies selected for the Peer Group were fairly comparable to Pacific Trust, as will be highlighted in the following comparative analysis.

Financial Condition

          Table 3.2 shows comparative balance sheet measures for Pacific Trust and the Peer Group. Pacific Trust's net worth base of 9.3% was modestly below the Peer Group's average net worth ratio of 11.4 percent; however, with the addition of stock proceeds, the Bank's pro forma capital position (consolidated with the holding company) will exceed the Peer Group's ratio. The Bank's equity consisted solely of tangible equity while the Peer Group's equity consisted of a small amount of intangible assets, equal to 0.2% of assets on average. The increased equity is anticipated to enhance Pacific Trust's earnings potential through reinvestment of proceeds and lower funding costs. However, at the same time, the Bank's increased pro forma capital position is expected to result in a decline in return on equity (based on core earnings) over the near term. Both the Bank's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; on a post-offering basis the Bank is anticipating a stronger cushion over capital requirements relative to the Peer Group.

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[Table 3.2 goes here]

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          Pacific Trust's asset composition reflects a higher concentration of loans, as loans comprised 82.9% of assets versus an average of 80.3% of assets for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for Pacific Trust was lower than for the Peer Group (11.0% of assets versus 16.3% for the Peer Group). Overall, Pacific Trust's interest-earning assets ("IEA") approximated 93.9% of assets, which was lower than the comparative Peer Group ratio of 96.3%. The Bank's lower IEA ratio reflects in part, the large balance of funds accounted for as due from servicing agent, which equaled 2.6% of assets as of December 31, 2001. Unlike the majority of the Peer Group institutions, Pacific Trust does not service its own residential mortgage loans and thus, does not receive the float benefit on loan payments until such funds are remitted to the Bank on approximately the 15th of each month. On a pro forma basis, the Bank's IEA disadvantage is expected to diminish as the proceeds are reinvested into IEA.

          The Bank's deposits equaled 81.3% of assets, which was above the Peer Group average of 71.5%. Borrowings were utilized to a lesser degree by Pacific Trust, at 9.0% versus the Peer Group ratio of 15.8%. Total interest-bearing liabilities ("IBL") maintained by Pacific Trust and the Peer Group, equaled 90.3% and 87.3% of assets, respectively.

          A key measure of balance sheet strength and earnings power is the IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is above Pacific Trust's ratio, based on respective ratios of 110.3% and 104.0%. The disparity is attributable to the large balance of funds held by the Bank's servicing agent as well as to its lower pre-conversion capital ratio. The additional capital realized from stock proceeds should provide Pacific Trust with an IEA/IBL ratio that exceeds the level currently maintained by the Peer Group, as the interest-free capital realized in Pacific Trust's stock offering is expected to be deployed primarily into interest-earning assets.

          The growth rate section of Table 3.2 shows growth rates for key balance sheet items for the most recent 12 months. Pacific Trust posted lower asset growth than the Peer Group, based on annual growth rates equal to 3.28% and 4.92%, respectively, notwithstanding comparatively faster loan and deposit growth. In this regard, the Bank's loans increased 9.78% versus 5.83% for the Peer Group on average. The Bank's deposits increased at more than double the rate of the Peer Group average (15.21% for the Bank versus 4.26% for the Peer Group). Conversely,

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the Bank's cash and investments and borrowings shrank while the comparable balance sheet aggregates increased.

          The Bank's equity increased 9.03%, versus an average of 3.52% for the Peer Group. The Peer Group's more limited equity growth, notwithstanding higher profitability, reflects their dividend and capital management strategies. On a post-offering basis, the Bank's capital growth rate should be diminished due to the increased equity level, despite improved profitability.

Income and Expense Components

          Pacific Trust and the Peer Group reported net income to average assets ratios of 0.68% and 1.05%, respectively (see Table 3.3), based on earnings for the most recent twelve months. The Bank's profitability is comparatively lower given its lower net interest income ratio and non-interest income ratio. Excluding the after-tax impact of non-recurring income and expenses (primarily consisting of net gains on sale), the Bank's core profitability of 0.69% remained below the 0.91% core profitability ratio for the Peer Group.

          Pacific Trust's lower net interest income ratio, reflects a lower interest income ratio, despite a more favorable ratio of interest expense. Pacific Trust and the Peer Group reported net interest income ratios of 3.33% and 3.79%, respectively. Pacific Trust's lower interest income ratio (7.08% of average assets for the Bank versus 7.75% for the Peer Group) reflects the Bank's higher concentration of 1-4 family residential mortgage loans, the majority of which are adjustable rate. In contrast, the Peer Group has diversified their loan into higher yielding loans. The Bank's comparatively lower interest expense ratio (3.75% versus 3.96% for the Peer Group) reflects the Bank's limited reliance on borrowed funds (which typically entail a higher interest costs vis-à-vis retail deposits) as well as the Bank's higher ratio of savings and transaction accounts. Pacific Trust's interest expense ratio should diminish on a pro forma basis as the conversion proceeds will represent cost-free funds for the Bank.

          Pacific Trust's modestly lower operating expense ratio partially offset its comparatively lower net interest income ratio. The operating expense ratios for Pacific Trust and the Peer Group were 2.47% and 2.61%, respectively, while intangible amortization was relatively nominal. The Bank's growth since the Charter Conversion (which has effectively leveraged its

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[Table 3.3 goes here]

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cost structure) coupled with its strategic focus on residential lending and outsourcing major portions of its loan origination and servicing contributed to its lower operating expense ratio. On a post-offering basis, Pacific Trust's operating expenses can be expected to increase with the stock benefit plans.

          Non-interest operating income is a lower contributor to Pacific Trust's profitability relative to the Peer Group, at 0.35% and 0.49%, respectively, in part reflecting Pacific Trust's credit union roots where fees were typically limited and its low fee structure as a marketing tool.

          Pacific Trust's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 67.1% was less favorable than the Peer Group's efficiency ratio of 61.0%. The Bank's efficiency ratio is expected to improve on a post-conversion basis, but remain at a competitive disadvantage to the Peer Group.

          Loan loss provisions were a larger factor in the Peer Group's earnings, amounting to 0.02% and 0.18% of average assets for Pacific Trust and the Peer Group, respectively. Loan loss provisions were limited for the Bank since the current NPAs were diminimus.

          Non-operating expense of 2 basis points for Pacific Trust consisted primarily of losses on the sale of AFS Securities. The Peer Group reported net non-operating income equal to 0.22% of average assets, which was largely comprised of gains on the sale of loans and investments. Such gains are subject to volatility due to fluctuations in market and other interest rates, and, thus are not viewed as being a recurring source of income, and thus will be excluded from the calculation of the valuation earnings base.

          The Bank's effective tax rate for the last 12 months of 41.9% is modestly above the Peer Group average of 36.6%. The Bank expects that its effective tax rate will continue to approximate the recent historical level in the upcoming fiscal year.

Loan Composition

          Pacific Trust's loan portfolio reflects a comparatively greater concentration of 1-4 family residential mortgage loans and MBS, which aggregated to 64.2% of assets and 31.9% of assets for the Bank and the Peer Group, respectively (see Table 3.4). Loans secured by permanent 1-4

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[Table 3.4 goes here]

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family residential mortgage loans equaled 59.8% of assets for the Bank versus 26.3% on average for the Peer Group, while MBS comprised 4.4 and 5.5%, respectively.

          Pacific Trust's lending activities show more limited diversification, as the Bank maintained significantly lower levels of multi-family and commercial real estate loans than the Peer Group (15.3% of assets for the Bank versus 39.6% for the Peer Group), notwithstanding greater non-mortgage lending for the Bank (7.6% of assets for the Bank versus 4.4% for the Peer Group). The greater diversification of the Peer Group's loan portfolio is underscored by the Bank's lower risk-weighted assets ratio of 63.65% compared to the Peer Group average of 69.58%. The Bank's lower level of lending diversification tends to limit credit risk exposure and operating costs relative to the Peer Group, but also results in lower yields.

Credit Risk

          The level of Pacific Trust's non-performing loans and NPAs was favorable relative to the Peer Group averages (see Table 3.5). Specifically, Pacific Trust's NPAs were nominal (less than 1 basis point of total assets) while the Peer Group reported non-performing loans to total loans equal to 0.40% and a ratio of NPAs to assets equal to 0.43% of assets. Reserve coverage in relation to non-performing loans and assets was favorable for the Bank while the reserve ratio in relation to total loans was lower.

          Overall, Pacific Trust's credit risk exposure appears to be favorable based on its highly favorable recent history with respect to losses and chargeoffs and the low level of NPAs overall. At the same time, the nature of the Bank's loan portfolio including the high proportion of non- conforming or income producing property loans and the limited seasoning of a significant portion of the Bank's loan portfolio tend to increase the Bank's risk profile in comparison to the Peer Group.

Interest Rate Risk

          Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, Pacific Trust's similar pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should

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[Table 3.5 goes here]

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[Table 3.6 goes here]

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improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Bank's net interest income ratio exceed the Peer Group average. At the same time, the Bank's net interest income ratio should stabilize to some degree following the conversion, given the initial expected proceeds reinvestment strategy (primarily shorter term investment securities). Additionally, regulatory data set forth in Section One suggests that the Bank's interest rate risk exposure as measured by the change in the post-shock NPV ratio is relatively limited in relation to its industry peers (i.e., OTS regulated thrifts operating in the Western Region).

Summary

          Based on the foregoing, the Peer Group appears to provide a reasonable basis for determining the pro forma market value of Pacific Trust. Areas where comparative differences exist will be addressed in the form of valuation adjustments in the following section.

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IV. VALUATION ANALYSIS

Introduction

          This chapter presents the valuation analysis and methodology used to determine the Bank's estimated pro forma market value of the common stock to be issued in conjunction with the conversion transaction. The valuation incorporates the appraisal methodology promulgated by the OTS, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines

          The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

          The valuation analysis herein complies with such regulatory appraisal guidelines, i.e., the pro forma market value approach. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should

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be noted that such analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

          The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

          The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Bank's value, or the Bank's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

          A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and

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the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank's coming to market at this time.

1.          Financial Condition

          The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in financial strength are noted as follows:

Overall A/L Composition. The Bank's asset composition includes a higher proportion of 1-4 family mortgage loans. Notwithstanding the higher ratio of total loans to assets, the Bank's net interest income ratio falls below the Peer Group average due to the lower asset yields given less diversification into higher yielding loans. The Peer Group is currently supplementing retail deposits with higher borrowings utilization, while the Bank currently relies more heavily on retail deposits. On a post-offering basis the Bank may consider increased use of borrowings for leveraging purposes, but not to the degree of the Peer Group. The Bank's ratio of IEA/IBL will improve on a post-offering basis, thereby diminishing its current disadvantage.

Credit Quality. The Bank's credit risk profile appears to be favorable based on a lower NPAs/assets ratio and favorable reserve coverage with respect to NPAs, although reserve ratio in relation to total loans was lower. However, Pacific Trust's favorable asset quality currently may be mitigated by the limited seasoning of a significant segment of the 1-4 family residential mortgages based on the strong growth realized since the Charter Conversion. Furthermore, a large proportion of the Bank's 1-4 family residential mortgage loans are non-conforming, in part due to the large size of such loans.

Balance Sheet Liquidity. The Bank currently maintains a lower level of cash, investments and MBS. Like the Peer Group, substantially all of the Bank's investments are designated AFS. The infusion of the stock proceeds will initially increase the Bank's level of liquid assets pending investment of the proceeds into loans and other longer-term investments. The Bank appears to have greater current borrowing capacity than the Peer Group due to the smaller balance of borrowed funds.

Equity Capital. The Bank's pro forma equity capital ratio will exceed the Peer Group average.

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          On balance, we have made no adjustment for the Bank's financial condition on a pro forma basis relative to the Peer Group.

2.          Profitability, Growth and Viability of Earnings

          Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

Reported Earnings. The Bank reported lower profitability than the Peer Group for the most recent 12 months due to a less favorable net interest spread and lower fee income. While profitability is expected improve on a pro forma basis, pro forma ROA is expected to remain at a substantial disadvantage. In addition, there remain certain unknown aspects of future earnings, such as the cost of the data processing conversion, the relative efficiency of bringing loan servicing in-house once the data processing conversion has taken place and the risk profiles described below.

Core Earnings. On a core basis, adjusting for non-operating items for both, the Bank remains at a disadvantage, even on a pro forma basis.

Interest Rate Risk. The Bank's interest rate risk exposure is expected improve on a pro forma basis given the improvement in the capital ratio, IEA/IBL ratio and the proceeds reinvestment benefit. Under a rising rate scenario, the Bank's apparent greater interest rate risk may be somewhat diminished on a pro forma basis.

Credit Risk. Loss provisions had a lesser impact on the Bank's earnings for the past year and the Bank's NPA/Assets ratio is lower in comparison to the Peer Group. At the same time, limited seasoning of the Bank's more rapidly growing 1-4 family loan portfolio may pose a higher risk profile than suggested for the current non-performing data.

Earnings Growth Potential. The higher expected pro forma capital position is expected to facilitate the Bank's ability to achieve asset and earnings growth. At the same time, as note above, there is some uncertainty of the impact of certain factors which may adversely impact earnings growth in the near term.

Return on Equity. Following the infusion of stock proceeds, the Bank's pro forma capital position (consolidated with the holding company) will be above the Peer Group's equity-to-assets ratio. Coupled with the Bank's lower pro forma ROA, the pro forma core ROE is anticipated to be below the Peer Group average.

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          Overall, the Bank's lower core profitability and lower pro forma ROE led to a moderate downward valuation adjustment for profitability, growth and viability of earnings.

3.          Asset Growth

          The Bank's asset growth was slightly lower than the Peer Group average although retail balance sheet growth in terms of loans and deposits was above the Peer Group average. On a pro forma basis, the Bank's equity-to-assets ratio will exceed the Peer Group average, resulting in favorable leverage capacity for the Bank. Accordingly, on balance, we believe a slight upward adjustment was warranted for this factor.

4.          Primary Market Area

          The general condition of a financial institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in San Diego and Riverside Counties in southern California, the Bank faces significant competition for loans and deposits from larger financial institutions, who provide a broader array of services and have significantly larger branch networks. Demographic and economic trends and characteristics in the Bank's primary market area are relatively favorable to the primary market areas served by the Peer Group companies (see Table 4.1). The deposit market share exhibited by both the Bank was relatively smaller than the Peer Group average 0.6% for the Bank versus 8.6% for the Peer Group) but the substantial majority of the Peer Group companies held relatively limited market shares reflecting the fact that all are community institutions operating primarily in densely populated metropolitan areas.

          As shown in Table 4.2, September 2001 unemployment rates for the markets served by the Peer Group companies generally were less favorable in comparison to the unemployment rates in the Bank's market. At the same time, the pending layoffs by Goodrich may have a more pronounced impact of the Bank given its previous corporate affiliation as a credit union and related customer concentration.

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(Table 4.1 on this page)

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Table 4.2
Market Area Unemployment Rates
Pacific Trust and the Peer Group Companies (1)

	County	December 2001 Unemployment

Pacific Trust Bank- CA	San Diego	3.3%
	Riverside	4.9

Peer Group
ITLA Capital Corp.	Los Angeles	5.7
Quaker City Bancorp	Los Angeles	5.7
Provident Financial Holdings, Inc.	Riverside	4.9
Horizon Financial Corp.	Whatcom	7.3
First Mutual Bancshares, Inc.	King	5.7
EverTrust Financial Group, Inc.	Snohomish	6.3
Heritage Financial Corp.	Thurston	5.9
Monterey Bay Bancorp, Inc.	Santa Cruz	8.3
Riverview Bancorp, Inc.	Clark	7.6
Timberland Bancorp, Inc.	Grays Harbor	10.8
Broadway Financial Corp, Inc.	Los Angeles	5.7

(1) Not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

          On balance, we concluded that a no adjustment was warranted for the Bank's primary market area, taking into account the potential with the Goodrich downsizing.

5.          Dividends

          The Bank has indicated its intention to continue to pay an annual cash dividend. However, the amount and timing of any dividends has not yet been determined. The future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

          Seven of the eleven Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.61% to 3.76%. The average dividend yield on the stocks of the Peer Group institutions was 1.79% as of March 15, 2002, representing an average core earnings

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payout ratio of 27.4%. As of March 15, 2002, approximately 88% of all publicly-traded full stock thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.43% and an average payout ratio of 33.05%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

          The Bank's dividend capacity will be comparable to the Peer Group's as the benefit of its stronger pro forma capital ratio, which will be offset by its modestly lower core earnings level. On balance, we concluded no adjustment was warranted for purposes of dividends relative to the Peer Group.

6.          Liquidity of the Shares

          The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $11.3 million to $165.8 million as of March 15, 2002, with an average market value of $87.7 million. The shares issued and outstanding to the public of the Peer Group members ranged from approximately 911,000 to 8.6 million, with average shares outstanding of approximately 5.0 million. The Bank's pro forma market value is expected to be lower than the Peer Group average and most of the Peer Group companies on an individual basis. Moreover, the Bank's pro forma shares outstanding is expected to be in the lower end of the range exhibited by the Peer Group companies. It is anticipated that the Bank's stock will be quoted on the NASDAQ National Market System.

          Overall, based on the above factors, we believe there will be a lower level of liquidity in the Bank's stock in comparison to the Peer Group companies and, therefore, we applied a moderate downward adjustment for this factor.

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7.          Marketing of the Issue

          We believe that four separate markets need to be considered for thrift stocks such as the Bank coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the thrift acquisition market for thrift franchises in California; and (4) the market for the public stock of the Bank. All of these markets were considered in the valuation of the Bank's to-be-issued stock.

          A.          The Public Market

                    The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. More attractive valuations provided a boost to stocks in early-March 2001, but the rally stalled on more earnings warnings and a sell-off in the Tokyo stock market. The bleak outlook for first quarter earnings by a number of the bellwether technology stocks spurred a two-day sell-off in the NASDAQ of more than 11% and the S&P 500 fell 4.3% on March 12, 2001 which put that index into "bear-market" territory as well. Disappointment of only a 0.50% rate cut by the Federal Reserve at its March 20, 2001 meeting prompted a new wave of selling, particularly in technology stocks. Signs of a stronger economy supported a late-March rally, which was again cut short by more earnings warnings in the technology sector. The first quarter of 2001 concluded as the worst first quarter ever for the NASDAQ and the worst first quarter for the DJIA in 23 years. On March 30, 2001, the DJIA

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closed at 9878.78, a decline of 8.4% since year end 2000. Comparatively, the NADAQ declined 25.5% in the first quarter.

                    Stocks continued to slide in early-April 2001, amid fears that first quarter earnings would contain more bad surprises and generally fall short of reduced expectations. However, favorable earnings reports by Dell Computer Corporation and Alcoa served as a catalyst to one of the largest one-day gains in stock market history on April 5, 2001 with the DJIA and NASDAQ posting gains of 4.2% and 8.9%, respectively. The upward momentum in stocks was sustained into mid-April, as investors gained confidence that the economy would improve in the second half of the year. Stocks raced higher following a surprise inter-meeting rate cut by the Federal Reserve on April 18, 2001. The Federal Reserve cited slowing business investment and falling profits in its decision to lower rates by 50 basis points a month ahead of its regularly scheduled meeting. Following some profit taking on the heels of the rate cut, stocks moved higher at the end of April. Favorable economic data, including stronger than expected GDP growth for the first quarter, served as the basis for the general increase in stocks.

                    The positive trend in stocks did not extend into May 2001, as concerns over the business outlook generally pulled stocks lower through mid-May. Implementation of a fifth rate cut by the Federal Reserve at its mid-May meeting served to reverse the downward trend in stocks, as NASDAQ posted a six-day winning streak following the rate cut. However, profit taking and second quarter earnings jitters ended the rally in late-May. In early-June, the performance of the broader market was mixed, reflecting uncertainty over the prospects for a recovery in the economy and stronger corporate earnings. Amid more profit warnings and growing concerns about the corporate earnings outlook, stocks moved lower in mid-June. Technology stocks experienced the most significant selling pressure, as evidenced by a seven-day losing streak in the NASDAQ from June 8 through June 18, 2001. Speculation of another rate cut by the Federal Reserve at its late-June meeting provided for a relatively flat market ahead of the policy meeting. Stocks reacted mildly to the 0.25% rate cut implemented by the Federal Reserve in late-June and continued to trade in a narrow range to close out the second quarter. Generally weak second quarter earnings and growing uncertainty of an economic recovery in the second half of the year combined to pull stocks lower during most of July.

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                    Weak economic data and more bad earnings news from the technology sector continued to pressure stocks lower during the first half of August 2001. The Federal Reserve's 0.25% rate cut at its mid-August meeting did little to lift the sagging stock market, as stocks tumbled sharply on the Federal Reserve's gloomy outlook for the economy. News that consumer confidence declined for the second month in a row in August and second quarter GDP growth of 0.2% was the slowest growth in eight years served to sharpen the sell-off in late August, reflecting growing pessimism about the chances of a near term economic recovery. The stock market continued to slump in early-September, as the sharp increase in August unemployment sparked a broad-based sell-off.

                    On September 11, 2001, all major financial markets closed in the wake of the terrorist attack on the World Trade Center and remained closed for the balance of the week. Prior to the resumption of trading on September 17, 2001, the Federal Reserve cut short-term rates by 0.50% as an attempt to provide support to the stock market. However, stocks sank sharply in the first day of trading after the terrorist attack, with some of the most significant losses occurring in the airline, travel and insurance stocks. Fears over an extended war on terrorism and further erosion of the nation's weakening economy extended the sell-off through the remainder of the week, as blue chip stocks posted their biggest weekly loss since the Depression. For the week ended September 21, 2001, the DJIA dropped nearly 1,370 points or 14.3%. On September 24, 2001, stocks posted their first gains since the terrorist attack, as the DJIA regained approximately 25% of the prior week's losses with a one-day increase in the average of 368 points or 4.5%. Stocks continued to rebound through the end of September, regaining approximately half of the decline recorded in the first week of trading following the terrorist attack.

                    The positive trend in the broader stock market generally prevailed through most of October 2001, despite a continuation of bad economic news. Growing confidence about the U.S. military attack in Afghanistan and hopes for a turnaround in the economy were factors that contributed to the stock market recovery. Stocks retreated in late-October, amid uncertainties about the job market and a decline in consumer confidence. Anticipation of another rate cut by the Federal Reserve served to lift stocks in early-November and the rally strengthened following

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the Federal Reserve's implementation of another half point rate cut at its regularly scheduled meeting in early-November. The favorable trend in the broader stock market continued through most of November, as the DJIA achieved a technical definition of a bull market in the third week of November and closed just shy of 10000 at month's end.

                    In early-December 2001, technology stocks surged higher and the DJIA surpassed the 10000 mark, reflecting growing optimism about an economic recovery. However, the stock market rally ended on news of a larger than expected increase in the November unemployment rate. Fresh concerns about the corporate earnings outlook pushed stocks lower in mid-December, despite the Federal Reserve's eleventh interest rate cut of the year. During the second half of December, stocks generally moved higher on year end buying and favorable economic data that showed surprisingly strong new home construction. Notwithstanding the year end rally, the Dow Jones Industrial Average ("DJIA") closed seven% lower for the year and the NASDAQ Composite Index ("NASDAQ") declined 21% in 2001, providing for the worst two-year performance in the stock market in 23 years.

                    The stock market began 2002 with a New Year rally, as investors bet on a forthcoming economic recovery and an upturn in corporate earnings. The momentum of the advance faded in mid-January, reflecting concerns that the markets were pricing in more of a recovery than the economy was showing. The Federal Reserve's decision to leave interest rates unchanged and indications that the economic downturn may be ending provided for a brief rebound in the broader stock market at the end of January. Stock market activity was mixed throughout most of February, as fears that accounting troubles similar to those impacting Enron could affect more companies weighed against hopes for an economic recovery and improved corporate earnings. The DJIA moved back above 10000 in late-February, as favorable economic news and the Federal Reserve's cautiously optimistic assessment of the economy served to rally the broader market. As an indication of the general trends in the nation's stock markets over the past year, as of March 15, 2002, the DJIA closed at 10607.23, an increase of 8.0% from one year earlier. The NASDAQ Composite Index stood at 1868.3, a decline of 22.6% over the same time period. The Standard & Poors 500 Index closed at 1166.16 on March 15, 2002, an increase of 15.6% from a year ago.

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                    The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. Thrift stocks moved lower in mid-March 2001, as a sell-off in large U.S. banks rippled through the thrift sector as well. Most of the sell-off was attributable to concerns over U.S. bank exposure to troubled Japanese banks, which would only indirectly impact the thrift sector to the extent such problems would impact the U.S. economy. The Federal Reserve's implementation of a third rate cut at its March meeting had little impact on thrift stocks, as thrift stocks followed the broader market lower following the rate cut. However, aided by the decline in short-term interest rates that provided for a steeper yield curve, thrift stocks moved higher at the end of the first quarter. After following the broader market lower in early-April, thrift stocks recovered slightly in mid-April and generally outperformed bank stocks. The more favorable performance by thrifts was supported by their lower exposure to the downturn in the commercial credit cycle and the more positive effect that the interest rate cuts would have on their net interest margins. While the announced merger between First Union and Wachovia had little impact on the overall market for thrift and bank stocks, financial stocks gained on news of the surprise rate cut by the Federal Reserve in mid-April. The largest gains in the thrift sector tended to be in the large-cap issues. Thrift prices generally stabilized in late-April, as first quarter earnings generally met expectations.

                    Lower short-term interest rates and a steeper yield curve continued to benefit thrift issues in May 2001, particularly following the 0.50% rate cut implemented by the Federal Reserve in mid-May. Thrift issues traded in a narrow range in late-May, as interest rates stabilized. Expectations of further rate cutes by the Federal Reserve and stronger second quarter earnings translated into slightly higher thrift prices in early-June. Consolidation among thrift stocks, including Washington Mutual's proposed $5.2 billion acquisition of Dime Bancorp, extended the rally in thrift issues through mid-June. The widely anticipated rate cut by the Federal Reserve at its late-June meeting had little impact on thrift prices, as thrift prices eased lower at the close of the second quarter on profit taking. Generally favorable second quarter earnings realized from strong lending volumes and expansion of the net interest margin served to boost thrift prices during July, in which the strongest gains were again posted by the large-cap issues.

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                    The positive trend in thrift stocks continued to prevail during the first half of August 2001, reflecting a continuation of the favorable interest rate environment and little threat of inflationary pressures. Thrift stocks reacted mildly to the widely anticipated 0.25% rate cut by the Federal Reserve in mid-August, which was followed a decline of more than 5.0% in the SNL Index for all publicly-traded thrifts in late-August. The decline in the market-cap weighted SNL Index was prompted by news that some of the large publicly-traded thrift lenders were experiencing net interest margin compression. Thrift stocks followed the broader market lower in early-September, reflecting the potential negative implications that a slowdown in consumer spending would have on financial stocks.

                    In a sharp contrast to the broader market, thrift stocks moved higher on the first day of trading following the terrorist attack. The increase in thrift stocks was attributed to the 0.50% rate cut implemented by the Federal Reserve, which provided for a further steepening of the yield curve, and large buyback programs announced by a number of the large-cap thrifts following the Securities and Exchange Commission's decision to waive many of the regulations governing repurchases. However, thrift stocks experienced selling pressure at the end of the week ended September 21, 2001, as investors became wary that the worsening U.S. economy would negatively impact the housing market and related industries as well. Oversold conditions in the thrift sector provided for a positive correction in thrift stocks at the close of September.

                    Thrift stocks eased lower through mid-October 2001, reflecting expectations that the series of interest rate cuts implemented by the Federal Reserve would be ending soon and the slowing economy would also began to negatively impact residential lenders. The SNL Index dropped sharply in mid-October, as third quarter results for two large cap issues (Washington Mutual and Golden West Financial) indicated an increase in problem assets. After trading in a narrow range through the balance of October, thrifts stocks rebounded during most of November. Attractive valuations on some of the large-cap issues that had become oversold and another rate cut by the Federal Reserve in early-November were factors that contributed to the recovery in thrift prices. Thrift stocks eased lower at the close of November and traded in a narrow range in early-December, which was largely attributed to profit taking in some of the large-cap issues following their strong November performance. Expectations that earnings would benefit from

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the additional interest rate cuts implemented by the Federal Reserve during the fourth quarter supported an upward trend in thrift issues during mid- and late-December. For the year ended 2001, the SNL Index for all publicly-traded thrifts posted a gain of 5.0%.

                    Further gains were registered in thrift stocks at the beginning of 2002, with the strongest performances turned in by the largest companies. Expectations of strong fourth quarter earnings and growing sentiment of a slow economic recovery that would support a continuation of the steep yield curve were factors that contributed to the advance in thrift stocks. Thrift issues stabilized in mid-January and then moved higher in late-January, as investors were encouraged by fourth quarter earnings. In early-February, concerns about corporate accounting practices spilled over into the financial services sector, which translated into a general decline in bank and thrift stocks, particularly the large-cap issues. After stabilizing in mid-February, thrift issues advanced in late-February on strong fundamentals and acquisition speculation. On March 15, 2002, the SNL Index for all publicly-traded thrifts closed at 1027.3, an increase of 21.2% from one year ago.

          B.          The New Issue Market

                    In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

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                    The market for converting thrifts has continued to strengthen in recent months, although conversion activity has remained somewhat limited. As shown in Table 4.3, four standard conversion offerings have been completed during the past three months. The average pro forma price/tangible book and core price/earnings ratios of the recent standard conversions equaled 59.6% and 30.1 times, respectively. Price appreciation for these four recent conversions has averaged 22% after the first week of trading, but trading activity is rendered somewhat less meaningful by the small size of the recently converted institutions.

                    There is currently one pending full-stock conversion transaction. Reserve Bancorp, Inc., the proposed holding company for Mt. Troy Savings Bank, FSB, in Pittsburgh, Pennsylvania. Reserve Bancorp is currently in the selling phase of its conversion transaction with midpoint pricing ratios equal to 58.5% of pro forma book value and 14.4 times pro forma earnings.

          C.          The Acquisition Market

                    Also considered in the valuation was the potential impact on the Bank's stock price of recently completed and pending acquisitions of other savings institutions operating in California. As shown in Exhibit IV-5, there were nine thrift acquisitions of California-based savings institutions completed or announced between the beginning of 1999 through year-to-date 2002. The recent acquisition activity involving California thrifts may imply a certain degree of acquisition speculation for the Bank's stock. To the extent that acquisition speculation may impact the Bank's offering, we have largely taken this into account in selecting companies which operate in markets that have experienced a comparable level of acquisition activity as the Bank's market and, thus, are subject to the same type of acquisition speculation that may influence the Bank's trading price.

* * * * * * * * * *

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(Table 4.3 on this page)

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          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for newly-converted issues and the acquisition market. Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.          Management

          The Bank's management team appears to have experience and expertise in all of the key areas of operations. Exhibit IV-6 provides summary resumes of the Bank's Board of Directors and senior management. The financial characteristics of the Bank suggest that it is effectively managed and there appears to be a well-defined organizational structure.
Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.          Effect of Government Regulation and Regulatory Reform

          In summary, as a fully-converted SAIF-insured institution, Pacific Trust will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are well capitalized institutions and are operating with no apparent restrictions. Exhibit IV-7 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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Summary of Adjustments

          Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should be discounted relative to the Peer Group as follows:

Key Valuation Parameters	Valuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	Moderate Downward
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

          In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's prospectus for reinvestment rate, the effective tax rate, offering expenses and stock benefit plan assumptions (summarized in Exhibits IV-8 and IV-9). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversions.

          RP Financial's valuation placed an emphasis on the following:

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

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P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of conversion offerings, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

          The Bank has adopted Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

          Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that the pro forma market value of the Bank's conversion stock as of March 15, 2002 was $31,000,000 at the midpoint, equal to 3,100,000 shares issued at a per share value of $10.00.

          1.          Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $2.096 million for fiscal 2001. In deriving the Bank's core earnings,

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the adjustments were made to reported earnings to eliminate on a tax effected basis the small losses on the sale of AFS securities of $55,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 42.0%, the Bank's core earnings were determined to equal $2.128 million for fiscal 2001. (Note: see Exhibit IV-10 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

Amount ($000)

Net Income (Trailing 12 Months Ended 12/31/01)	$2,096
Less: Net Losses on Sale of Investments	(55)
Tax Effect (1)	23
Core Earnings Estimate	$2,128
(1) Reflects a 42.0% effective tax rate on the adjustments.

          Based on the reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples at the $31.0 million midpoint value equaled 14.50 and 14.29 times, respectively. These pro forma multiples for the Bank indicate a premium of 16.7% relative to the Peer Group's median reported earnings multiple of 12.43 times and a slight discount relative to the Peer Group median core earnings multiple of 14.56 times (see Table 4.4). At the supermaximum of the range, the earnings multiple approaches 19 times for both pro forma reported and core earnings. We considered the earnings multiple premiums appropriate in view of the book value discount described below.

          2.          Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio to the Bank's pro forma book value. Based on the $31.0 million midpoint valuation, the Bank's pro forma P/B and P/TB ratios equaled 56.48%. In comparison to the median P/B and P/TB ratios for the Peer Group of 106.93% and 108.47%, the Bank's ratios reflected a discount of 47.2% on a P/B basis and a discount of 47.9% on a P/TB basis. RP Financial considered the discounts under the book value approach to be reasonable in light of the valuation adjustments referenced earlier and the resulting premium earnings multiples. At the supermaximum of the valuation range, the Bank's P/B ratio equaled 64.51%, which is discounted from the Peer Group median by 39.7%.

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          3.          Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, the Bank's value equaled 9.22% of pro forma assets. Comparatively, the Peer Group companies exhibited a median P/A ratio of 11.85%, which implies an 22.2% discount being applied to the Bank's pro forma P/A ratio.

Comparison to Recent Conversions

          As indicated at the beginning of this chapter, RP Financial's analysis of recent standard conversion and second-step offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent standard conversions are not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The recent standard conversion closed at a price/tangible book ratio of 59.6% (see Table 4.3). The price of the recent standard conversion appreciated by 22.0% during the first week of trading. Relative to the midpoint P/TB of the one pending full conversion transaction, the Bank's midpoint P/TB ratio is discounted by 3.4% from Reserve Bancorp's pro forma P/TB ratio equal to 58.5% at the midpoint of its valuation range.

Valuation Conclusion

          Based on the foregoing, it is our opinion that, as of March 15, 2002, the aggregate pro forma market value of the Bank was $31,000,000 at the midpoint, based on 3,100,000 shares offered at $10.00 per share. Pursuant to the conversion guidelines, the 15% offering range includes a minimum value of $26,350,000 and a maximum value of $35,650,000. Based on the $10.00 per share offering price, this range equates to an offering of 2,635,000 shares at the minimum to 3,565,000 shares at the maximum. The offering also includes a provision for a super range, which if exercised, would result in an offering size of $40,997,500, equal to 4,099,750 shares at the $10.00 per share offering price. The pro forma valuation calculations

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relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-8 and Exhibit IV-9.

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(Table 4.4 on this page)